Exhibit 10.1

CITIGROUP GLOBAL MARKETS INC. 390 GREENWICH STREET NEW YORK, NEW YORK 10013	THE BANK OF NOVA SCOTIA ONE LIBERTY PLAZA NEW YORK, NEW YORK 10006

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. ONE BRYANT PARK NEW YORK, NEW YORK 10036 214 NORTH TRYON STREET CHARLOTTE, NORTH CAROLINA 28255	U.S. BANK NATIONAL ASSOCIATION 425 WALNUT STREET CINCINNATI, OHIO 45202

May 30, 2011

Ashland Inc.
50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky  41012-0391

Attention:  Kevin Willis

Project Lion
Commitment Letter
$3,650 Million Senior Credit Facilities

Ladies and Gentlemen:

You have advised Citi (as defined below), The Bank of Nova Scotia (“Scotia Capital”), Bank of America, N.A. (“Bank of America”) and U.S. Bank National Association (“US Bank” and, together with Citi, Bank of America and Scotia Capital, the “Committing Banks”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS” and, together with the Committing Banks, the “Committing Parties”) that Ashland Inc., a Kentucky corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”) all of the stock of International Specialty Products Inc., a Delaware corporation (the “Acquired Business”) (the Borrower, the Acquired Business and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”), from the shareholders of the Acquired Business.  The Acquisition will be effected through the purchase by the Borrower of all the outstanding stock of the Acquired Business from the stockholders thereof (collectively, the “Sellers”) pursuant to the terms of the Acquisition Agreement (as defined in the Summary of Terms).

You have also advised us that you intend to finance the Acquisition, the costs and expenses related to the Transaction (as hereinafter defined), the repayment of certain existing indebtedness of the Companies and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction):  (a) at least $400.0 million of cash on hand at the Borrower and (b) $3,650.0 million in senior secured credit facilities of the Borrower (collectively, the “Senior Credit Facilities”), comprised of (i) a term loan A facility (the “Term A Facility”) in an aggregate principal amount of $1,200.0 million, (ii) a term loan B facility (the “Term B Facility”) in an aggregate principal amount of  $1,700.0 million and (iii) a revolving credit facility (the “Revolving Credit Facility”) having aggregate commitments of $750.0 million.  The Acquisition, the entering into and funding of the Senior Credit Facilities, the Refinancing and all related transactions are hereinafter collectively referred to as the “Transaction.”

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.   Commitments.  In connection with the foregoing, (a) each of Citi, Scotia Capital, Bank of America and US Bank, severally and not jointly, is pleased to advise you of its commitment to provide 30%, 30%, 30% and 10%, respectively, of the principal amount of the Senior Credit Facilities and Scotia Capital’s willingness to act as the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this Commitment Letter and in the summary of terms attached as Annex I and Annex II hereto (collectively, the “Summary of Terms”) and (b) each of Citi, Scotia Capital, MLPFS and US Bank, severally and not jointly, is pleased to advise you of its willingness, as the joint lead arrangers and joint book running managers (in such capacities, the “Lead Arrangers”) for the Senior Credit Facilities, to form a syndicate of financial institutions and institutional lenders (collectively, the “Lenders”) in consultation with you and reasonably acceptable to the Lead Arrangers for the Senior Credit Facilities, including Citi, Scotia Capital, Bank of America and US Bank; provided that Citi will have “left” placement in all marketing materials and other documentation used in connection with the Senior Credit Facilities and will have the roles associated with such “left” placement, with Scotia Capital having placement to the “right” of Citi, Bank of America having placement to the “right” of Scotia Capital and US Bank having placement to the “right” of Bank of America.  All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.  The date of the initial funding under the Senior Credit Facilities is referred to herein as the “Closing Date.”

2.   Syndication.  The Lead Arrangers intend to commence syndication of the Senior Credit Facilities promptly upon your acceptance of the terms of this Commitment Letter and the Fee Letter (as hereinafter defined).  Notwithstanding our right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, (i) we shall not be relieved, released or novated from our obligations hereunder (including our obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facilities, including our commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of our commitments in respect of the Senior Credit Facilities until the initial funding of the Senior Credit Facilities and (iii) unless you otherwise agree in writing, each Committing Bank shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.  Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the Senior Credit Facilities is achieved and (y) the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree to actively assist, and to use commercially reasonable efforts to cause the Acquired Business to actively assist, the Lead Arrangers in achieving a syndication of the Senior Credit Facilities that is reasonably satisfactory to the Lead Arrangers and you.  Such assistance shall include (a) your providing and causing your advisors to provide (and your using commercially reasonably efforts to cause the Acquired Business and its advisors to provide) the Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by the Companies and their advisors, or on their behalf, relating to the Transaction (including the Projections (as hereinafter defined), the “Information”); provided that neither you nor your advisors (and neither the Acquired Business nor its advisors) will be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation or any bona fide obligation of confidentiality to a third party binding upon you with respect to acquisitions by you or your subsidiaries and not extending to matters other than such acquisitions, the Acquired Business or any of your and its respective affiliates, (b) your assistance in the preparation of a customary Information Memorandum and other customary materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms and any additional summaries of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from the existing banking relationships of the Companies, (d) your using your commercially reasonable efforts to meet with Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) as soon as reasonably practicable after the date hereof and to procure, as soon as reasonably practicable and in any event at least 30 days prior to the Closing Date, a rating for the Senior Credit Facilities from each of S&P and Moody’s, and (e) your making the officers and advisors of the Borrower, and using your commercially reasonable efforts to make the officers and advisors of the Acquired Business, available to attend and make presentations regarding the business and prospects of the Companies, as appropriate, at one or more meetings of prospective Lenders, in each case at times to be mutually agreed upon.  The parties hereby agree that they shall use their commercially reasonable efforts to complete (and you shall use your commercially reasonably efforts to cause the Acquired Business and its advisors to assist in completion of) the Information Memorandum to be used in connection with the syndication of the Senior Credit Facilities as soon as reasonably practicable and in any event no more than 30 days after the date hereof and, without limiting your obligations to assist with syndication efforts as set forth herein, the Committing Parties agree that neither the commencement nor completion of such syndication (including, without limitation, the obtaining of ratings as described above) is a condition to their respective commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date.

It is understood and agreed that, in consultation with the Borrower, the Lead Arrangers will manage and control all aspects of the syndication of the Senior Credit Facilities, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.  It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter.  It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

To ensure an orderly and effective syndication of the Senior Credit Facilities, the Borrower agrees that, prior to the Syndication Date, there shall be no offering, placement or arrangement of any debt securities or bank financing by or on behalf of any of the Companies (other than the permitted accounts receivables facility (if any), operating and working capital facilities in each case which are ordinary course local lines of credit, lines of credit pooling activity, guarantees, capital leases, derivatives, letters of credit, discounting of accounts receivable by foreign subsidiaries, defeased indebtedness, and other indebtedness (which other indebtedness does not exceed $50.0 million in the aggregate) and replacements and other modifications thereof in the ordinary course of business or consistent with past practice (collectively, the “Permitted Indebtedness”)) without the written consent of the Lead Arrangers if such offering, placement or arrangement could reasonably be expected in the sole discretion of the Lead Arrangers to have a detrimental effect upon the primary syndication of the Senior Credit Facilities.

3.   Information Requirements.  You represent, warrant and covenant that (a) all financial projections concerning the Companies that have been or are hereafter made available to the Committing Parties or the Lenders by any of the Borrower, its subsidiaries or their representatives (or on their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time of delivery thereof, (b) to your knowledge, all Projections that have been or are hereafter made available to the Committing Parties or the Lenders by the Acquired Business or its representatives (or on their behalf) (or to the Borrower and delivered by the Borrower to the Committing Parties or Lenders) have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time of delivery thereof, (c) all Information, other than Projections and information of a general economic or industry-specific nature, which has been or is hereafter made available to the Lead Arrangers or any of the Lenders by any of the Borrower, its subsidiaries or any of their representatives (or on their behalf) in connection with any aspect of the Transaction, as and when furnished and taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading, and (d) to your knowledge, all Information, other than Projections and information of a general economic or industry-specific nature, which has been or is hereafter made available to the Lead Arrangers or any of the Lenders by the Acquired Business or its representatives (or on their behalf) (or to the Borrower and delivered by the Borrower to the Committing Parties or Lenders) in connection with any aspect of the Transaction, as and when furnished and taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which made, not misleading.  It is understood and agreed that (w) Projections are as to future events and are not to be viewed as facts, (x) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (y) no assurance can be given that any particular Projection will be realized and (z) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree to furnish us with further and supplemental information from time to time until the Closing Date and, if requested by us, for such period thereafter until the Syndication Date, so that the representation, warranty and covenant in the first sentence of this paragraph are correct as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date.  In issuing these commitments and in arranging and syndicating of the Senior Credit Facilities, the Committing Parties are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (a) the Committing Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom.  In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that the Committing Parties on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Committing Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders:  (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Senior Credit Facilities and (c) drafts and final versions of definitive loan documentation for the Senior Credit Facilities.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Committing Parties will not distribute such materials to Public Lenders without further discussions with you.  You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.   Fees and Indemnities.  You agree to pay the fees set forth in the Fee Letter dated as of the date hereof (the “Fee Letter”) among the parties hereto.  You also agree to reimburse the Committing Parties from time to time on demand for all reasonable and invoiced out-of-pocket fees and expenses (including, but not limited to, the reasonable and invoiced fees, disbursements and other charges of Cahill Gordon & Reindel llp, as counsel to the Lead Arrangers and the Administrative Agent, and of any special and local counsel to the Committing Parties retained by the Lead Arrangers (limited to one such counsel in each relevant jurisdiction), and reasonable and invoiced and due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof, the preparation of the definitive loan documentation therefor and the other transactions contemplated hereby; provided that the Lead Arrangers shall consult with the Borrower on a regular basis regarding the engagement of special counsel and the incurrence of due diligence expenses. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You also agree to indemnify and hold harmless the Committing Parties, each other Lender and each of their affiliates and their officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses and liabilities, and reasonable and invoiced out-of-pocket expenses (including, without limitation, the reasonable fees, disbursements and other charges of one counsel for all Indemnified Parties, taken as a whole, and, if necessary, a single local counsel in each relevant jurisdiction for all Indemnified Parties, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another counsel for such affected Indemnified Party)), in each case that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transaction and any of the other transactions contemplated thereby or (b) the Senior Credit Facilities, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense resulted from (i) the gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnified Party or its subsidiaries acting on behalf of such Indemnified Party in connection with the Transaction (as determined by a court of competent jurisdiction in a final non-appealable judgment), (ii) a material breach of the obligations of such Indemnified Party or any of such Indemnified Party’s subsidiaries under this Commitment Letter, the Summary of Terms or the Fee Letter (as determined by a court of competent jurisdiction in a final non-appealable judgment) or (iii) any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Party against any other Indemnified Party other than any proceeding against any Indemnified Party in its capacity or in fulfilling its role as an agent or arranger or similar role under any of the Senior Credit Facilities.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated.  Each Indemnified Party will promptly notify you upon receipt of written notice of any claim or threat to institute a claim; provided that any failure by any Indemnified Party to give such notice shall not relieve you from the obligation to indemnify the Indemnified Parties unless you are materially prejudiced by such failure.  You also agree that none of the Committing Parties, and none of their affiliates and their officers, directors, employees, agents, advisors and other representatives, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except, subject to the following sentence, to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Committing Party or such Committing Party’s subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Committing Party or its subsidiaries acting on behalf of such Committing Party in connection with the Transaction or (B) a material breach of the obligations of such Committing Party’s obligations under this Commitment Letter, the Summary of Terms or the Fee Letter.  It is further agreed that Citi, Scotia Capital, Bank of America, and US Bank shall only have liability to you (as opposed to any other person), and that Citi, Scotia Capital, Bank of America and US Bank shall be liable solely in respect of its own commitment to the Senior Credit Facilities on a several, and not joint, basis with any other Lender.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party or of such Indemnified Party’s subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnified Party or its subsidiaries acting on behalf of such Indemnified Party in connection with the Transactions as determined by a court of competent jurisdiction in a final non-appealable judgment.

5.   Conditions to Financing.  The commitments of Citi, Scotia Capital, Bank of America and US Bank in respect of the Senior Credit Facilities and the undertakings of Citi, Scotia Capital, MLPFS and US Bank to provide the services described herein are subject to the satisfaction of each of the conditions set forth in Annex II hereto.  The definitive loan documentation for the Senior Credit Facilities shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in Annex II hereto are satisfied.

6.   Confidentiality and Other Obligations.  This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors retained in connection with the Transaction, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) and the contents hereof and thereof, but not the Fee Letter or the contents thereof, (a) on a confidential basis to the Sellers and the Acquired Business and their respective directors, officers, controlling persons, employees, accountants, attorneys and other professional advisors in connection with their consideration of the Transaction, (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (c) after written notice (to the extent permitted by law) to the Lead Arrangers, pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental or regulatory authorities.  In addition, you may disclose (i) the Summary of Terms and the contents thereof to potential Lenders and to rating agencies in connection with obtaining ratings for the Companies and the Senior Credit Facilities, (ii) the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering and marketing materials for the Senior Credit Facilities or in any public filing relating to the Transaction and (iii) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Committing Parties and the Lenders), the Fee Letter and the contents thereof to the Sellers and the Acquired Business and their respective directors, officers, controlling persons, employees, accountants, attorneys and other professional advisors on a confidential basis.

You understand that the Committing Parties and their affiliates are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research).  You acknowledge that the Committing Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours.  The Committing Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to the Companies with the same degree of care as they treat their own confidential information.  The Committing Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Committing Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Committing Parties or any of such affiliates, in each case solely in connection with the Committing Parties providing the services described herein.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Committing Parties, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Committing Parties has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Committing Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Committing Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Committing Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Committing Parties with respect to any breach or alleged breach of agency or fiduciary duty (as distinct from contractual duties hereunder) in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Committing Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each of them is required to obtain, verify and record information that identifies you and the Guarantors, which information includes your name and address and other information that will allow the Committing Parties, as applicable, to identify you in accordance with the Patriot Act.

The Committing Parties acknowledge and agree that all MNPI furnished by the Companies to the Committing Parties shall be for the confidential use of the Committing Parties and of the prospective Lenders who are subject to the standard confidentiality agreement of, as the case may be, the Committing Parties or IntraLinks or Syndtrak or similar platform and each of their respective officers, directors, employees, attorneys and other advisors who accept such information subject to an obligation to keep it confidential or are otherwise bound by an obligation of confidentiality, in accordance with their customary procedures for handling confidential information and for disseminating such information to prospective lenders.

7.   Survival of Obligations.  The provisions of numbered paragraphs 2, 3, 4 and 6 and the Fee Letter shall remain in full force and effect regardless of whether any definitive loan documentation for the Senior Credit Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Committing Parties hereunder; provided that the provisions of numbered paragraph 4 shall automatically terminate and be superseded by the corresponding provision of the definitive loan documentation for the Senior Credit Facilities on the Closing Date to the extent covered thereby.  You shall be permitted to terminate this Commitment Letter and the commitments of the Committing Banks hereunder at any time, subject to the provisions of the immediately preceding sentence.

8.   Miscellaneous.  This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original.  Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart hereof or thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that (i) the interpretation of the definition of “Material Adverse Effect” (as defined in Schedule 1 to Annex II hereto) (and whether or not a Material Adverse Effect has occurred) and (ii) the determination of the accuracy of any Acquisition Agreement Representation (as defined in Annex II hereto) (each of clauses (i) and (ii), a “Delaware Interpretation Provisions”) shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Committing Parties in the negotiation, performance or enforcement hereof.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City (or, in the case of any suit, action or proceeding arising out of or relating to any Delaware Interpretation Provision, in the event that a concurrent suit, action or proceeding brought by the Sellers against the Buyer is pending in any Delaware State court or Federal court sitting in the State of Delaware, such Delaware State court or Federal court sitting in the State of Delaware) in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court.  Each of the parties hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  You covenant and agree that, from the date of this Commitment Letter through the Closing Date, none of you nor any of your subsidiaries shall (a) declare or pay any dividend or repurchase any capital stock other than in accordance with the Borrower’s existing dividend policy and/or pursuant to the Borrower’s existing share repurchase program, in each case announced prior to the date hereof, (b) sell, lease or otherwise dispose of material assets having an aggregate fair market value in excess of $100,000,000 for all such sales, leases and dispositions, (c) make any investments other than investments permitted by the terms of the Existing Credit Agreement (as defined in the Summary of Terms) and (d) incur any indebtedness other than Permitted Indebtedness.

This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among the Committing Parties, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof.  However, please note that the terms of the commitments and undertakings of the Committing Parties hereunder are not limited to those set forth herein or in the Summary of Terms; provided that the only conditions to such commitments and undertakings (including, without limitation, the funding of the Senior Credit Facilities on the Closing Date) shall be the conditions expressly set forth in Annex II hereto.  Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties.  No party has been authorized by the Committing Parties to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter is not assignable by you without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

All commitments and undertakings of the Committing Parties under this Commitment Letter will expire at 11:59 pm (New York City time) on June 1, 2011 unless you execute this Commitment Letter as provided below and the Fee Letter as provided therein to accept such commitments and return them to us prior to that time.  Thereafter, all accepted commitments and undertakings of the Committing Parties hereunder will expire on the earliest of (a) 11:59 pm (New York City time) on November 30, 2011, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities and (c) the termination of the Acquisition Agreement in accordance with its terms.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ David Jaffe
Name: David Jaffe
Title: Authorized Signer

THE BANK OF NOVA SCOTIA

By:	/s/ David Schwartzbard
Name: David Schwartzbard
Title: Director

BANK OF AMERICA, N.A.

By:	/s/ Steven Dixon
Name: Steven Dixon
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Steven Dixon
Name: Steven Dixon
Title: Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Christine L. Wagner
Name: Christine L. Wagner
Title: Senior Vice President

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

ASHLAND INC.

By:	/s/ J. Kevin Willis
Name: J. Kevin Willis
Title: Vice President and Treasurer

ANNEX I

SUMMARY OF TERMS AND CONDITIONS
$3,650 MILLION SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter (including the other annexes thereto) to which this Annex I is attached (the “Commitment Letter”).

Borrower:	Ashland Inc., a Kentucky corporation (the “Borrower”).

Guarantors:
The obligations of the Borrower and its subsidiaries under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof) will be guaranteed by each of the existing and future direct and indirect material subsidiaries (to be defined) of the Borrower, including the Acquired Business and its subsidiaries, other than (i) any joint venture, (ii) regulated subsidiaries and any other subsidiaries prohibited by law or regulation from issuing a guarantee, (iii) any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code and (iv) other subsidiaries as may be mutually agreed upon (the “Guarantors”); provided that recourse under the guaranty of Ashland International Holdings, Inc., Valvoline International, Inc., Hercules Paper Holdings, Inc., AshOne CV, Hercules Investments Sarl and any other Guarantor substantially all business and purpose of which is the holding of stock of CFCs (each a “Foreign Holdco”) shall be limited to Collateral pledged by such Foreign Holdco pursuant to the “Security” section below (and Foreign Holdcos may be subject to covenants prohibiting them from engaging in other businesses or operations and acquiring assets and liabilities, except that the five identified by name above may continue activities being conducted by them on the Closing Date so long as there is no material change in the nature or material increase in the relative quantity of such activities thereafter).  All guarantees will be guarantees of payment and not of collection.

Administrative and Collateral Agent :	The Bank of Nova Scotia (“Scotia Capital”) will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).

Joint Lead Arrangers and Joint Book Managers:
Citigroup Global Markets Inc. (“CGMI” and, together with Citibank, N.A., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein, collectively, “Citi”), Scotia Capital, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and U.S. Bank National Association (“US Bank” ) will act as joint lead arrangers and joint book running managers for the Senior Credit Facilities (the “Lead Arrangers”).

Annex I-1

Lenders:	Citi, Scotia Capital, Bank of America, US Bank and other banks, financial institutions and institutional lenders acceptable to the Lead Arrangers and selected in consultation with the Borrower.

Senior Credit Facilities:	An aggregate principal amount of $3,650.0 million will be available through the following facilities:

Term A Facility: a $1,200.0 million term loan facility, all of which will be drawn on the Closing Date and once repaid may not be reborrowed.

Term B Facility:  a $1,700.0 million term loan facility, all of which will be drawn on the Closing Date and once repaid may not be reborrowed (together with Term A Facility, the “Term Loan Facilities”).

Revolving Credit Facility:  a $750.0 million revolving credit facility, available on and after the Closing Date from time to time until the fifth anniversary of the Closing Date, and to include a sublimit of $250.0 million for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”) and a sublimit of $100.0 million for swingline loans (each a “Swingline Loan”); provided that not more than $200.0 million of the Revolving Credit Facility shall be drawn on the Closing Date.  Letters of Credit will be initially issued by one or more Lenders specified by the Borrower prior to the Closing Date and reasonably acceptable to the Lead Arrangers (in such capacity, the “Issuing Bank”) and Swingline Loans shall be made by the Administrative Agent, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Annex I-2

Uncommitted Increase of Senior Credit Facilities:
The Borrower may, at its option and without the consent of the Lenders or the Administrative Agent, request (after the completion of the primary syndication (as determined by the Lead Arrangers)) that additional commitments under the Revolving Credit Facility or loans under the Term Loan Facilities in an aggregate principal amount of up to $250.0 million be added under an existing tranche under the Senior Credit Facilities or under a new tranche under the Senior Credit Facilities (any loans thereunder, the “Incremental Loans”), provided that (a) no default or event of default under the loan documentation shall exist before or after giving effect to such increase and the use of proceeds thereof, (b) any such Incremental Loans shall not mature prior to the date on which the applicable Term Loan Facility or the Revolving Credit Facility, as applicable, matures and any such Incremental Loans that are term loans will have a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the applicable Term Loan Facility, (c) such Incremental Loans shall be entitled to share in optional and mandatory prepayments, guarantees and collateral with the applicable Term Loan Facility or the Revolving Credit Facility, as applicable, (d) in the event that the applicable margin for the Incremental Loans (inclusive of OID and upfront fees payable by the Borrower to such Lenders in the primary syndication thereof; provided that if such Incremental Loans include an interest rate floor greater than the interest rate floor applicable to the existing Term Loan Facility or Revolving Credit Facility, as applicable, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the existing Term Loan Facility or Revolving Credit Facility, as applicable, shall be required) is greater than the applicable margin for the applicable Term Loan Facility or the Revolving Credit Facility, as applicable, made on the Closing Date (inclusive of OID and upfront fees paid by the Borrower to the applicable Term Loan Facility or the Revolving Credit Facility, as applicable, in the primary syndication thereof) by more than 50 basis points, then the applicable margin for the applicable Term Loan Facility or the Revolving Credit Facility, as applicable, shall be increased to the extent necessary such that the applicable margin for the applicable Term Loan Facility or the Revolving Credit Facility, as applicable (inclusive of OID and upfront fees paid by the Borrower to the applicable Term Loan Facility or the Revolving Credit Facility, as applicable, in the primary syndication thereof), is equal to the applicable margin for the Incremental Loans (inclusive of OID and upfront fees payable by the Borrower to such Lenders in the primary syndication thereof; provided that if such Incremental Loans include an interest rate floor greater than the interest rate floor applicable to the existing Term Loan Facility or Revolving Credit Facility, as applicable, such increased amount shall be equated to interest margin for purposes of determining whether an increase to the applicable interest margin under the existing Term Loan Facility or Revolving Credit Facility, as applicable, shall be required) less 50 basis points (with OID and upfront fees being equal to interest based on assumed four-year life to maturity, it being agreed that customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the applicable Term Loan Facility or the Revolving Credit Facility, as applicable, or to one or more arrangers (or their affiliates) of the Incremental Loans shall be excluded in making the determinations under this clause (d)) and (e) Borrower is in compliance, on a pro forma basis after giving effect to the borrowings thereunder and to any acquisition consummated simultaneously therewith, with the financial covenants contained in the Senior Credit Facilities recomputed as of the last day of the most recently ended fiscal quarter of Borrower for which financial statements are available, as if such borrowings and any such acquisition had occurred on the first day of each relevant period for testing such compliance.  Participation in the commitments for the Incremental Loans shall be offered to banks, financial institutions and other entities reasonably acceptable to Borrower and the Administrative Agent.

Annex I-3

Swingline Option:
Swingline Loans will be made available on a same day basis in a minimum amount to be determined.  The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

Defaulting Lenders:
The loan documentation shall contain customary provisions relating to “defaulting” Lenders (including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, the suspension of rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders), consistent with the Existing Credit Agreement (as defined in Annex II of the Commitment Letter).

Purpose:
The proceeds of the Senior Credit Facilities shall be used (i) to finance in part the Acquisition; (ii) to pay fees and expenses incurred in connection with the Transaction; (iii) to provide letters of credit and ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries (including, without limitation, for permitted acquisitions); and (iv) to finance in part the Refinancing (as defined in Annex II of the Commitment Letter).

Closing Date:	The date on which the Transactions are consummated, which shall be on or before November 30, 2011.

Interest Rates:
The interest rates per annum applicable to the Senior Credit Facilities will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Alternate Base Rate (to be defined as the highest of (x) the Scotia Capital prime rate, (y) the Federal Funds rate plus 0.50% and (z) one-month LIBOR plus 1.00%) plus the Applicable Margin.  The “Applicable Margin” means (a) with respect to the Term A Facility and the Revolving Credit Facility, (i) for the first six months after the Closing Date, 2.25% per annum, in the case of LIBOR advances, and 1.25% per annum, in the case of Alternate Base Rate advances and (ii) thereafter, a percentage per annum to be determined in accordance with the grid below (with the applicable Tier being the higher Tier (for purposes of clarity, the “highest” Tier is Tier I, and the “lowest” Tier is Tier IV) determined by either (x) the Consolidated Total Leverage Ratio of the Borrower or (y) the higher of the corporate credit rating of the Borrower from S&P or Moody’s; provided that if the rating from S&P is at least two Tiers higher than the rating from Moody’s, or vice versa, then the applicable rating shall be one Tier higher than the lower of the two ratings; provided, further, that if the Tier determined pursuant to clause (x) above is at least two Tiers higher than the Tier determined pursuant to clause (y) above, or vice versa, then the applicable Tier shall be one Tier higher than the lower of the two Tiers), and (b) with respect to the Term B Facility, 2.75% per annum, in the case of LIBOR advances, and 1.75% per annum, in the case of Alternate Base Rate advances, with a stepdown of 0.25% per annum at a pro forma Consolidated Total Leverage ratio of 2.5 to 1.0.  In no event shall LIBOR with respect to the Term B Facility be deemed to be less than 1.00% (the “LIBOR Floor”) nor shall the Alternate Base Rate with respect to the Term B Facility be deemed to be less than 2.00% (the “Base Rate Floor”).

Tier	Corporate Credit Rating of the Borrower		Consolidated Total Leverage Ratio	Applicable Margin (LIBOR/ABR)	Commitment Fee
	S&P	Moody’s
I	≥ BBB-	≥Baa3	< 2.5x	1.75%/0.75%	0.30%
II	BB+	Ba1	≥ 2.5x but < 3.25x	2.00%/1.00%	0.35%
III	BB	Ba2	≥ 3.25x but < 3.75x	2.25%1.25%	0.40%
IV	≤ BB-	≤Ba3	≥ 3.75x	2.50%/1.50%	0.50%

Annex I-4

The Borrower may select interest periods of one, two, three or six months and, upon approval of all Lenders under the applicable facility, nine and twelve months for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any payment event of default under the definitive loan documentation for the Senior Credit Facilities, after notice from the Administrative Agent or the Required Lenders, the Applicable Margin on the overdue obligations owing under such definitive loan documentation shall increase by 2.00% per annum.

Commitment Fee:
Commencing on the Closing Date, a commitment fee of (i) for the first six months after the Closing Date, 0.40% per annum and (ii) thereafter, a percentage per annum to be determined in accordance with the grid above (with the applicable Tier being the higher Tier determined by either (x) the Consolidated Total Leverage Ratio of the Borrower or (y) the higher of the corporate credit rating of the Borrower from S&P or Moody’s; provided that if the rating from S&P is at least two Tiers higher than the rating from Moody’s, or vice versa, than the applicable rating shall be one Tier higher than the lower of the two ratings; provided, further, that if the Tier determined pursuant to clause (x) above is at least two Tiers higher than the Tier determined pursuant to clause (y) above, or vice versa, then the applicable Tier shall be one Tier higher than the lower of the two Tiers) (calculated on a 360-day basis) shall be payable on the unused portions of the Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments under the Revolving Credit Facility.

Calculation of Interest and Fees:
Other than calculations in respect of interest at the Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:
Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Letter of Credit Fees:
Letter of Credit fees equal to the Applicable Margin from time to time on Revolving Credit Facility LIBOR advances on a per annum basis will be payable quarterly in arrears and shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee at a rate per annum and payable as established by separate agreement between the Borrower and the Issuing Bank will be payable to the Issuing Bank for its own account. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Annex I-5

Maturity:	Term A Facility: five years after the Closing Date.

Term B Facility: seven years after the Closing Date.

Revolving Credit Facility: five years after the Closing Date.

Scheduled Amortization:
Term Loan Facilities: The Term A Facility will be subject to quarterly amortization of principal (in equal installments in each of the first four years after the Closing Date), with 5% of the aggregate Term A Facility advances to be payable in each of the first and second years, 10% of the aggregate Term A Facility advances to be payable in each of the third and fourth years and 70% of the aggregate Term A Facility advances to be payable in the fifth year (in the fifth year after the Closing Date, in quarterly installments of 5%, 5%, 5%, and 55%). The Term B Facility will be subject to quarterly amortization of principal (in equal installments in each of the first six years after the Closing Date), with 1% of the initial aggregate Term B Facility advances to be payable in each of the first six years and 94% of the initial aggregate Term B Facility advances to be payable in the final year (in the seventh year after the Closing Date, in quarterly installments of 0.25%, 0.25%, 0.25%, and 93.25%) (collectively, the “Scheduled Amortization”).

Revolving Credit Facility: Advances under the Revolving Credit Facility may be made, and Letters of Credit may be issued up to the sublimit, on a revolving basis up to the full amount of the Revolving Credit Facility.

Mandatory Prepayments and Commitment Reductions:
In addition to the amortization set forth above, (a) all cash proceeds (net of fees, commissions, certain debt prepayments and other related expenses and taxes attributable to the event) from (i) sales of certain property and assets of Borrower and its subsidiaries (including sales or issuances of equity interests by subsidiaries of Borrower, but excluding sales of inventory in the ordinary course of business, and other exceptions to be mutually agreed upon), and (ii) Extraordinary Receipts (to be defined to include extraordinary receipts such as casualty and indemnity payments and certain casualty insurance proceeds, and to exclude cash receipts in the ordinary course of business and any reimbursements matched to an expense, including asbestos and environmental claim insurance and indemnity payments, and other exceptions to be mutually agreed upon), in each case, subject to reinvestments completed during the 12-month period following receipt (or, if a reinvestment has been committed to during such 12-month period, completed during the 18-month period following receipt), (b) all cash proceeds (net of fees, commissions, and other related expenses and taxes attributable to the event) from the issuance or incurrence after the Closing Date of additional debt of Borrower or any of its subsidiaries (other than debt permitted under the definitive loan documentation for the Senior Credit Facilities), and (c) 50% of Excess Cash Flow (to be defined in a manner to be mutually agreed upon) of Borrower and its subsidiaries with stepdowns at pro forma Consolidated Total Leverage Ratios to be mutually agreed upon, shall be applied to the prepayment of the Term Loan Facilities in the following manner: first, in direct order of maturity to the principal repayment installments of each of the Term Loan Facilities on a pro rata basis occurring during the 12 months following the date of such prepayment and, second, ratably to the remaining principal repayment installments of each of the Term Loan Facilities on a pro rata basis.

Annex I-6

Optional Prepayments and Commitment Reductions:
The Senior Credit Facilities may be prepaid at any time in whole or in part without premium or penalty, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Lenders resulting therefrom (excluding loss of profits). Each such prepayment of the Term Loan Facilities shall be applied (i) between the Term Loan Facilities as directed by the Borrower and (ii) to the principal repayment installments of each of the Term Loan Facilities as directed by the Borrower. The unutilized portion of any commitment under the Senior Credit Facilities may be reduced or terminated by the Borrower at any time without penalty.

Security:
Subject to paragraph (iv) of Annex II, the Borrower and each of the Guarantors shall grant the Administrative Agent (for its benefit and for the benefit of the Lenders) valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)
all present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries, except that (i) in the case of each subsidiary that is a first-tier CFC, such pledge shall be limited to 65% of the voting stock thereof and (ii) no pledge shall be made of the stock of (A) a Foreign Holdco, (B) a CFC that is a subsidiary of a CFC or (C) a regulated subsidiary or any other subsidiary where such pledge is prohibited by law or regulation; provided that interests in joint ventures will be pledged only to the extent permitted by formation documents;

	(b)	all present and future intercompany debt owed to the Borrower and each Guarantor;

(c)
(i) all of the present and future personal property of the Borrower and each Guarantor, including, but not limited to, equipment (other than motor vehicles and other certificate of title vehicles), inventory, accounts receivable (provided that, after the Closing Date, the Borrower may enter into an accounts receivable securitization facility in an amount to be mutually agreed upon), fixtures, certain material deposit and bank accounts, investment property (subject to the limitations set forth in clause (a) above), license rights, intellectual property and other general intangibles, insurance proceeds and instruments and (ii) owned real estate having a value in excess of a value to be mutually agreed upon in the definitive loan documentation for the Senior Credit Facilities (to the extent permitted under applicable existing agreements); provided that interests in joint ventures will be pledged only to the extent permitted by formation documents; and

	(d)	all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

Annex I-7

Notwithstanding the foregoing, the Collateral shall (i) not include assets where the Administrative Agent determines that the cost of obtaining such pledge or security interest is excessive in relation to the benefit thereof and (ii) be subject to certain exceptions to be mutually agreed upon. Without limitation of the foregoing, no liens on owned or leased aircraft will be taken.

The Collateral shall ratably secure the relevant party’s obligations in respect of the Senior Credit Facilities, any interest rate swap or similar agreements with a Lender or an affiliate of a Lender and treasury management agreements with a Lender or an affiliate of a Lender. The Collateral shall equally and ratably secure (i) the Borrower’s existing 9 1/8% Senior Notes due 2017 to the extent required by the indenture governing such notes and (ii) Hercules Incorporated’s existing 6.60% Senior Notes due 2027 to the extent required by the indenture governing such notes.

Conditions Precedent to Closing and Initial Borrowings:	Limited to those specified in Annex II to the Commitment Letter.

Conditions Precedent to Each Borrowing Under the Senior Credit Facilities:
Each borrowing or issuance or renewal of a Letter of Credit under the Senior Credit Facilities (other than the initial borrowings on the Closing Date) will be subject to satisfaction of the following conditions precedent: (i) all of the representations and warranties in the definitive loan documentation for the Senior Credit Facilities shall be materially correct; (ii) no defaults or Events of Default shall have occurred and be continuing; and (iii) a borrowing notice shall have been provided.

Representations and Warranties:
The following: (i) corporate status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and other information and no material adverse change; (vi) no required governmental (including, without limitation, exchange control) or third party approvals or consents; (vii) use of proceeds/compliance with margin regulations; (viii) valid title to property and assets (including, without limitation, intellectual property and licenses), free and clear of liens, charges and other encumbrances (other than permitted liens); (ix) status under Investment Company Act; (x) ERISA matters; (xi) environmental matters; (xii) perfected liens, security interests and charges; (xiii) solvency; (xiv) tax status and payment of taxes; (xv) status as senior debt; (xvi) defaults; (xvii) insurance; and (xviii) reportable transactions.

The foregoing will be subject to qualifications for material adverse effect, exclusions and/or materiality thresholds, in each case to be mutually agreed upon in the definitive loan documentation for the Senior Credit Facilities.

Annex I-8

Covenants:	The following affirmative, negative and financial covenants:

(a)
Affirmative Covenants: (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of material taxes and other material obligations; (iii) maintenance of appropriate and adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) performance of leases, related documents and other material agreements; (ix) after-acquired Collateral and further assurances as to perfection and priority of security interests; (x) grant of security on additional property and assets of the Companies not already Collateral upon the occurrence of an Event of Default; and (xi) customary financial and other reporting requirements (including, without limitation, audited annual financial statements and quarterly unaudited financial statements, notices of defaults, compliance certificates, annual business plans and forecasts, notices of material litigation and proceedings, material environmental actions and liabilities and material ERISA and tax events and liabilities, reports to shareholders and other creditors, and other business and financial information as any Lender shall reasonably request).

The foregoing will be subject to qualifications for material adverse effect, exclusions and/or materiality thresholds or baskets, in each case to be mutually agreed upon in the definitive loan documentation for the Senior Credit Facilities.

(b)
Negative Covenants: Restrictions (with qualifications and exceptions to be mutually agreed upon) on (i) liens; (ii) debt; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets; (v) loans, acquisitions, joint ventures and other investments; (vi) in the case of the Borrower, dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) prepaying, redeeming or repurchasing subordinated debt; (viii) granting negative pledges; (ix) changes in the nature of business; (x) amending organizational documents, or amending or otherwise modifying certain material debt agreements; (xi) changes in accounting policies or reporting practices (unless otherwise acceptable under generally accepted accounting principles; provided that the Borrower shall not change its fiscal year); (xii) sale and leaseback transactions; and (xiii) transactions with affiliates.

The foregoing will be subject to qualifications for material adverse effect, exclusions and/or materiality thresholds or baskets, in each case to be mutually agreed upon in the definitive loan documentation for the Senior Credit Facilities.

	(c)	Financial Covenants:

●
Maintenance of a maximum Consolidated Total Leverage Ratio (to be defined in a manner to be mutually agreed upon, it being agreed that the numerator of the ratio shall be determined net of unrestricted cash and cash equivalents), with step downs to be determined; and

		●	Maintenance of a minimum Fixed Charge Coverage Ratio (to be defined in a manner to be mutually agreed upon), with step ups to be determined.

Annex I-9

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period, except that during the first year following the Closing Date such measurements for historical fiscal quarters ended prior to the Closing Date for which quarterly financial statements have been provided to the Lead Arrangers pursuant to Annex II of the Commitment Letter shall be made by reference to stipulated amounts of EBITDA and Fixed Charges (each to be defined in a manner to be mutually agreed upon) to be mutually agreed upon in the definitive loan documentation for the Senior Credit Facilities. The financial covenant levels shall provide at least a 25% cushion in EBITDA above the EBITDA levels set forth in the agreed upon model.

Designation of Unrestricted Subsidiaries:
Subject to limitations on investments, loans, advances and guarantees and other customary conditions and provisions, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary. The foregoing shall be permitted only if the Borrower’s pro forma Consolidated Total Leverage Ratio is less than or equal to the applicable covenant level at such time. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default and other provisions of the loan documentation and will not be Guarantors, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the loan documentation. Once an unrestricted subsidiary is redesignated a restricted subsidiary it may not be redesignated an unrestricted subsidiary.

Events of Default:
The following: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after notice or knowledge of such failure; (iv) cross-defaults to other indebtedness in an amount to be mutually agreed upon; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be mutually agreed upon and material non-monetary judgment defaults; (vii) actual or asserted impairment of loan documentation or security; (viii) Change of Control (to be defined in a manner to be mutually agreed upon); and (ix) customary ERISA defaults.

The foregoing will be subject to customary and reasonable notice, grace and cure periods and qualifications for material adverse effect or other materiality thresholds.

Annex I-10

Assignments and Participations:
Each Lender will be permitted to make assignments in minimum amounts to be mutually agreed upon to other financial institutions approved by the Administrative Agent and, so long as no event of default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed (provided that the Borrower will be deemed to have consented to any such assignment if it does not respond within ten business days); provided, however, that neither the approval of the Borrower nor the Administrative Agent shall be required in connection with assignments to other Lenders or any of their affiliates, except that approval of the Administrative Agent (not to be unreasonably withheld or delayed) shall be required for assignments of commitments under the Revolving Credit Facility to a Lender under the Term Loan Facilities that is not a Lender under the Revolving Credit Facility. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee will be charged to the applicable Lender with respect to each assignment in an amount equal to $3,500.

Waivers and Amendments:
Amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Senior Credit Facilities, except that (a) the consent of each affected Lender will be required with respect to the following: (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment (which, by way of clarification and not limitation, shall not be deemed to include mandatory prepayments), (iv) releases of all or substantially all of the Collateral or value of the guarantees, (v) changes that impose any restriction on the ability of any Lender to assign any of its rights or obligations and (vi) changes in voting percentage and (b) the consent of Lenders holding more than 50% of the advances and commitments under each of the Term A Facility and the Term B Facility shall be required with respect to any amendment or waiver that changes the allocation of any payments between the Term Loan Facilities.

Notwithstanding anything to the contrary set forth herein, the Senior Credit Facilities shall provide that the Borrower may at any time and from time to time request that all or a portion of any loans of the Borrower be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such loans (any such loans which have been so converted, “Extended Loans”) and upon such request of the Borrower any individual Lender shall have the right to agree to extend the maturity date of its commitments under the Revolving Credit Facility and outstanding loans under the Senior Credit Facilities without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the affected class of commitments and/or loans under the Senior Credit Facilities. The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted except for interest rates, fees, amortization, final maturity date, provisions requiring optional and mandatory prepayments to be directed, at the Borrower’s option, first to the nonextended loans prior to being applied to Extended Loans and certain other customary provisions to be mutually agreed upon.

Annex I-11

Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Transaction, the Senior Credit Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs, other than losses, liabilities, claims, damages or expenses resulting from (a) the gross negligence or willful misconduct of such Indemnified Party or such Indemnified Party’s subsidiaries or the officers, directors, employees, agents, advisors and other representatives of such Indemnified Party or its subsidiaries acting on behalf of such Indemnified Party (as determined by a court of competent jurisdiction in a final non-appealable judgment), (b) a material breach of the obligations of such Indemnified Party or any of such Indemnified Party’s subsidiaries under the definitive loan documentation for the Senior Credit Facilities (as determined by a court of competent jurisdiction in a final non-appealable judgment) or (c) any proceeding that does not involve an act or omission by the Borrower or any of its affiliates and that is brought by an Indemnified Party against any other Indemnified Party other than any proceeding against any Indemnified Party in its capacity or in fulfilling its role as an agent or arranger or similar role under any of the Senior Credit Facilities. None of the Administrative Agent, the Lead Arrangers or any of their respective affiliates or their officers, directors, employees, agents and advisors shall have any liability to the Borrower or any of its affiliates for any special, indirect, consequential or punitive damages.

Governing Law:	New York.

Expenses:
The Borrower will pay all reasonable and invoiced out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all loan documentation, including, without limitation, the reasonable and invoiced legal fees and expenses of the Administrative Agent’s counsel, regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of each Lender in connection with the enforcement, during an Event of Default, of any of the definitive loan documentation for the Senior Credit Facilities.

Counsel to the Lead Arrangers:	Cahill Gordon & Reindel llp.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive New York jurisdiction.

Annex I-12

ANNEX II

CONDITIONS PRECEDENT TO CLOSING
$3,650 MILLION SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter (including the other annexes thereto) to which this Annex II is attached (the “Commitment Letter”).

The commitments of Citi, Scotia Capital, Bank of America and US Bank in respect of the Senior Credit Facilities and the undertaking of Citi, Scotia Capital, MLPFS and US Bank to provide the services described in the Commitment Letter are subject to the satisfaction of each of the following conditions precedent and each of the other conditions precedent set forth in this Annex II:  (a) the Borrower shall have accepted the Fee Letter as provided therein and in the Commitment Letter and the Borrower shall, upon the initial funding under the Senior Credit Facilities, have paid, or caused the Companies to pay, all applicable reasonable and invoiced fees and expenses (including the reasonable and invoiced fees and disbursements of counsel) that are due thereunder or under the terms of the Commitment Letter, in each case to the extent invoiced at least three business days prior to the Closing Date; and (b) subject to paragraph (iv) of this Annex II, the negotiation, execution and delivery of definitive loan documentation for the Senior Credit Facilities consistent with the terms and conditions of the Summary of Terms and containing other terms to be mutually agreed upon.

In addition, the closing and the initial extension of credit under the Senior Credit Facilities will be subject to the following:

               (i)Reference is made to the certain Stock Purchase Agreement dated May 30, 2011 (collectively with all schedules and exhibits thereto, and as modified pursuant to the immediately following sentence, the “Acquisition Agreement”), among The Samuel J. Heyman 1981 Continuing Trust for Lazarus S. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Eleanor S. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Jennifer L. Heyman, The Samuel J. Heyman 1981 Continuing Trust for Elizabeth D. Heyman, The Lazarus S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Eleanor S. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Jennifer L. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Elizabeth D. Heyman Age 50 Trust for Assets Appointed Under Will of Lazarus S. Heyman, The Horizon Holdings Residual Trust, RFH Investment Holdings LLC, Ashland Inc. and Ronnie F. Heyman.  The Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein consented to or waived without the prior written consent of the Lenders (other than any other such alterations, amendments, changes, supplements, consents, requests or waivers that are not materially adverse individually or in the aggregate to the interests of the Lead Arrangers or Lenders; it being understood and agreed that any decrease in the purchase consideration for the Acquisition or any amendment to Section 5.12(a) of the Acquisition Agreement shall be deemed materially adverse to the interests of the Lead Arrangers and the Lenders).  The Acquisition shall have been consummated, or substantially simultaneously with the initial funding under the Senior Credit Facilities shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, as its provisions may from time to time have been altered, amended, changed, supplemented, consented to or waived in accordance with the immediately preceding sentence.  Substantially simultaneously with the initial funding under the Senior Credit Facilities, the Refinancing (as defined below) shall have been consummated, and after giving effect to the Transaction, there shall be no outstanding indebtedness of the Companies other than indebtedness to be mutually agreed and permitted under the terms of the definitive loan documentation for the Senior Credit Facilities.  Since December 31, 2010, there shall not have occurred a Material Adverse Effect (as defined in Schedule 1 to this Annex II).

Annex II-1

               (ii)The Administrative Agent shall have received customary opinions of counsel to the Borrower and the Guarantors (including, without limitation, of appropriate local counsel (subject to paragraph (iv) of this Annex II)) and such corporate resolutions, certificates and other documents as are customarily delivered in connection with the closing of credit facilities similar to the Senior Credit Facilities.  All loans made by the Lenders to the Borrower or any of its affiliates shall be in full compliance with the Federal Reserve’s margin regulations.

               (iii)The Lead Arrangers and the Lenders shall have received: (A) audited consolidated financial statements of the Borrower and its consolidated subsidiaries for the three fiscal years most recently ended at least 90 days prior to the Acquisition and unaudited consolidated financial statements of the Borrower and its consolidated subsidiaries for any subsequent fiscal quarters ended at least 45 days prior to the Acquisition; (B) audited consolidated financial statements of the Acquired Business and its consolidated subsidiaries for the two fiscal years most recently ended at least 90 days prior to the Acquisition and, only to the extent provided by the Acquired Business or Sellers to the Borrower, unaudited consolidated financial statements of the Acquired Business and its consolidated subsidiaries for any subsequent fiscal quarters ended at least 45 days prior to the Acquisition; (C) audited consolidated financial statements of ISP Chemco LLC and its consolidated subsidiaries for the three fiscal years most recently ended at least 90 days prior to the Acquisition and unaudited consolidated financial statements of ISP Chemco LLC and its consolidated subsidiaries for any subsequent fiscal quarters ended at least 45 days prior to the Acquisition; (D) pro forma consolidated balance sheet and statement of income of the Borrower after giving effect to the Transaction as of and for the most recently completed four fiscal quarter period of the Borrower ended at least 45 days prior to the Acquisition (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days prior to the Acquisition) (such pro forma financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”), subject to such adjustments and deviations from Regulation S-X as may be mutually agreed upon); and (E) forecasts prepared by management of the Companies, each in form satisfactory to the Lead Arrangers and the Lenders, of balance sheets, income statements and cash flow statements for each quarter for the first four fiscal quarters following the Closing Date and for each of the first five fiscal years following the Closing Date commencing with the first fiscal year following the Closing Date.  The pro forma financial statements delivered pursuant to clause (D) above and the forecasts delivered pursuant to clause (E) above shall be prepared in good faith and on the basis of the assumptions that are stated therein, which assumptions are fair in light of the then existing conditions or, to the extent including projections or forward-looking information, in accordance with the representations and warranties of the Borrower in clauses (a) and (b) of the first paragraph of numbered paragraph 3 of the Commitment Letter.

Annex II-2

               (iv)The Acquisition Agreement Representations (as hereinafter defined) and the Specified Representations (as hereinafter defined) shall be true and correct as of the Closing Date.  Notwithstanding anything in this Commitment Letter, the Fee Letter, the loan documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, the only representations relating to the Borrower, the Acquired Business and their respective subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (i) the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations.  For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors in the definitive loan documentation for the Senior Credit Facilities relating to corporate status, corporate power and authority to enter into the loan documentation, due authorization, execution, delivery and enforceability of the loan documentation, no conflicts with or consents under laws, charter documents or material agreements (other than consents that have been obtained), solvency as of the Closing Date of the Borrower and its subsidiaries (including, without limitation, the Acquired Business and its subsidiaries) on a consolidated basis, absence of litigation with respect to the Senior Credit Facilities, Federal Reserve margin regulations, the Patriot Act, the Investment Company Act, status of the Senior Credit Facilities as senior debt, and, subject to the next sentence of this paragraph (iv), the creation, validity, priority and perfection of the security interests granted in the intended collateral.  All documents and instruments required to perfect the Lenders’ security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except customary permitted liens and other limited exceptions permitted under the definitive loan documentation for the Senior Credit Facilities; provided, however, that, if the creation and perfection of the Lenders’ security interest in the Collateral is not accomplished by the Closing Date (other than the creation and perfection (including by delivery of stock or other equity certificates) of security interests (x) in the equity interests of any domestic subsidiaries of the Borrower and intercompany debt (in each case, to the extent required by the Summary of Terms) and (y) in other assets with respect to which a lien may be perfected by the filing of a UCC financing statement) after your use of commercially reasonable efforts to do so, then delivery of documents and instruments for creation and perfection of such security interest shall not constitute a condition precedent to the initial borrowings under the Senior Credit Facilities if the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required, to create and perfect such security interests within a period after the Closing Date to be mutually agreed upon by the Administrative Agent and the Borrower acting reasonably.

               (v)The Administrative Agent and the Lead Arrangers shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or the Lead Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

Annex II-3

As used herein, the term “Existing Credit Agreement” shall mean the Credit Agreement, dated as of March 31, 2010, among the Borrower, Bank of America, N.A., as administrative agent, The Bank of Nova Scotia, as syndication agent, and the lenders party thereto, as in effect on the date hereof and as hereafter modified, but only so long as no such modification is materially adverse to the interests of the Lead Arrangers or Lenders.

As used herein, the term “Refinancing” shall mean the repayment, repurchase, redemption or other retirement of each of (a) the Existing Credit Agreement, (b) the Third Amended and Restated Credit Agreement dated as of June 4, 2007, among ISP Chemco LLC, as a borrower and the lead borrower, ISP Chemicals LLC, ISP Technologies Inc., ISP Synthetic Elastomers LP and ISP U.S. Sales LLC, as additional borrowers, the subsidiary guarantors party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and the termination of all existing commitments, obligations, guarantees and security interests with respect to the foregoing and (c) the termination of the Acquired Business’ accounts receivable securitization facility.

Annex II-4

SCHEDULE 1 TO
ANNEX II

Material Adverse Effect

“Material Adverse Effect” means an effect, event, change, occurrence or development (each, a “Change”) that is materially adverse to the business, assets, financial condition or results of operations of the Acquired Business and its Subsidiaries (as defined in the Acquisition Agreement), taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (a) any Change or prospective Change in Law (as defined in the Acquisition Agreement) or accounting standards (including GAAP) or interpretations or the enforcement thereof applicable to any of the Acquired Business and its Subsidiaries or the Business (as defined in the Acquisition Agreement), (b) any Change in U.S. or foreign economic, political or business conditions or financial, credit, debt or securities market conditions generally, including Changes in interest rates, exchange rates, commodity prices and fuel costs, (c) Changes generally affecting any of the industries, industry sectors or geographic sectors in which any of the Acquired Business and its Subsidiaries or the Business operates, (d) any Change resulting or arising from the execution or delivery of the Acquisition Agreement or the Ancillary Agreements (as defined in the Acquisition Agreement), the consummation of the Transactions (as defined in the Acquisition Agreement), or the announcement or other publicity or pendency with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators), (e) any Change resulting or arising from acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other natural disaster, or any other force majeure event, whether or not caused by any Person (as defined in the Acquisition Agreement), or any national or international calamity or crisis, (f) any Change resulting or arising from (1) the taking of, or the failure to take, any action by any of the Seller Parties (as defined in the Acquisition Agreement), their respective Affiliates (as defined in the Acquisition Agreement) or any of the Acquired Business and its Subsidiaries (x) required or otherwise contemplated by the Acquisition Agreement (excluding any requirement that the Acquired Business and its Subsidiaries conduct the Business in the Ordinary Course of Business (as defined in the Acquisition Agreement)) or (y) consented to or requested by the Borrower in writing or (2) the failure to take any action that the Seller Parties, their respective Affiliates or the Acquired Business and its Subsidiaries have requested the consent of the Borrower to take and which the Borrower did not grant its consent with respect thereto, (g) any change in the credit rating of any of the Acquired Business or its Subsidiaries (provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Change underlying such change in credit rating constitutes, or has contributed to, a Material Adverse Effect, subject to the exceptions contained in clauses (a) - (f) and (h)) or (h) any failure by the Seller Parties, any of the Acquired Business and its Subsidiaries or the Business to achieve any published or internally prepared budgets, projections, predictions, estimates, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Change underlying such failure constitutes, or has contributed to, a Material Adverse Effect, subject to the exceptions contained in clauses (a) - (g)); provided, further, that any Change referred to in clauses (a), (b), (c) or (e) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Change has a materially disproportionate adverse effect on the Companies, taken as a whole, as compared to other participants in the industries in which the Companies operate.

 Annex II-1